SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 28, 2003

(Date of earliest event reported)

Ivanhoe Energy Inc.

(Exact name of Registrant as specified in its charter)

Yukon, Canada	000-30586	98-0372413

(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Suite 654
999 Canada Place
Vancouver, British Columbia V6C 3E1

(Address of principal executive offices, including zip code)

604 688 8323

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.     Other Events and Regulation FD Disclosure

Negotiations between Ivanhoe Energy Inc. (“Ivanhoe”) and Qatar Petroleum for an agreement to develop a block in Qatar’s North Field to produce NGL and GTL products have terminated without an agreement being reached.

Ivanhoe had been pursuing a production sharing agreement with Qatar Petroleum and the government of Qatar to construct a GTL plant in Qatar designed to produce 121,000 barrels of NGL and 185,000 barrels of GTL product per day. During 2001, Ivanhoe undertook detailed project feasibility studies for the construction, operation and cost of the proposed plant. The proposal contemplated developing natural gas from the North Field, transporting that gas to shore, extracting the associated liquids in an NGL plant, moving the “dry” gas through the GTL facility to create diesel and naphtha and storing and offloading the products for shipment throughout the world.

Negotiations with Qatar Petroleum and the government of Qatar had been ongoing for several months following the completion of feasibility studies. Technical and financial due diligence had been completed and a binding heads of agreement was being negotiated that was to have eventually been incorporated into a definitive production sharing agreement. Qatar Petroleum has now informed Ivanhoe in writing that it has terminated negotiations for such an arrangement between Qatar Petroleum and Ivanhoe.

Ivanhoe plans to undertake a strategic review of its GTL strategy and its other core businesses with a view to assessing what Ivanhoe’s future priorities should be in terms of its other GTL initiatives and its California, Texas, China and other oil and gas exploration and production and enhanced oil recovery projects.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2003

IVANHOE ENERGY INC.

/s/ Beverly A. Bartlett Beverly A. Bartlett Corporate Secretary